Exhibit 5.1

919 THIRD AVENUE NEW YORK NEW YORK 10022-3908

May 8, 2014

NPS Pharmaceuticals, Inc.
550 Hills Drive, 3rd Floor Bedminster, New Jersey 07921
Attn:	Christine Mikail
Senior Vice President, Legal Affairs,
General Counsel and Corporate Secretary

Re: NPS Pharmaceuticals, Inc. Deferred Compensation Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to NPS Pharmaceuticals, Inc. (the “Company”) and are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter for the registration of $10,000,000 of deferred compensation obligations (the “Obligations”) under to the Plan.

We are familiar with the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including (i) the corporate and organizational documents of the Company, including the certificate of incorporation of the Company and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Obligations.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others, (ii) information contained in a certificate obtained from the Secretary of State of the State of Delaware and (iii) factual information we have obtained from such other sources as we have deemed reasonable.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, and assuming that (i) the Registration Statement is and remains effective during the period when the participants in the Plan elect to defer their compensation, (ii) the Obligations are issued in accordance with the terms of the Plan and (iii) all applicable securities laws are complied with, it is our opinion that the Obligations, when issued in accordance with the terms of the Plan, will be legally valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinion expressed above is further subject to applicable (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

Our opinion expressed above is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

CHICAGO LOS ANGELES NEW YORK WASHINGTON, DC	WWW.JENNER.COM

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement on Form S-8. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance the Obligations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws identified above be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

/s/ Jenner & Block LLP
Jenner & Block LLP